CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

September 17, 2017

Board of Directors of RTO Finance Corp.

We hereby consents to the inclusion in the Offertng Circular filed under Regulation A tier 2 on Form 1-A of our reports dated September 17, 2017, with respect to the balance sheet of RTO Finance, Corp. as of August 31, 2017 and the related statements of opeaations, shareholder's equity and cash flows for the period from August 23, 2017 (inception) to August 31, 2017 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Septamber 17, 2017